Exhibit 99.2
BROADCOM CORPORATION
1998 EMPLOYEE STOCK PURCHASE PLAN
(as Amended and Restated November 11, 2010)
I. PURPOSE OF THE PLAN
This Employee Stock Purchase Plan is intended to promote the interests of Broadcom Corporation by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.
Capitalized terms used herein shall have the meanings assigned to such terms in the attached Appendix.
This November 11, 2010 amendment and restatement shall become effective immediately following the close of the Purchase Interval ending on April 29, 2011.
II. ADMINISTRATION OF THE PLAN
A. The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.
B. The Plan Administrator shall have the discretionary authority to require that the shares purchased on behalf of each Participant be deposited directly into a brokerage account which the Corporation shall establish for the Participant at a Corporation-designated brokerage firm. Any shares deposited in the Participant’s ESPP Brokerage Account must remain in that account, and may not be transferred to another brokerage account, including another account with the same brokerage firm, until the date those shares are to be sold, transferred by gift or otherwise transferred.
III. STOCK SUBJECT TO PLAN
A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. As of November 11, 2010, the maximum number of shares of Common Stock reserved for issuance over the term of the Plan was limited to 45,721,526 shares.
B. The total number of shares of Common Stock available for issuance under the Plan and the International Plan shall automatically increase on the first trading day of January each calendar year during the remaining term of the Plan by an amount equal to one and one quarter percent (1.25%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 10,000,000 shares.
C. The shares of Common Stock reserved for issuance under the Plan shall also be used to provide the shares of Common Stock that become issuable under the International Plan. Accordingly, each share of Common Stock issued under the International Plan shall automatically reduce on a one-for-one basis the number of shares of Common Stock available for issuance under the Plan.

D. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share reserve under the Plan is to increase each calendar year pursuant to the provisions of Section III.B, (iii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iv) the maximum number and class of securities purchasable in total by all Participants under this Plan and the International Plan on any one Purchase Date and (v) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments shall be made in such manner as the Plan Administrator deems appropriate to prevent the dilution or enlargement of benefits under the Plan and the outstanding purchase rights thereunder, and such adjustments shall be final, binding and conclusive.
IV. OFFERING PERIODS
A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.
B. Each offering period shall be of such duration (not to exceed twenty-four (24) months, except as provided in Section IV.C) as determined by the Plan Administrator prior to the start date of such offering period.
C. Should the last scheduled Purchase Date in the offering period occur at a time when the Corporation cannot effect an issuance of Common Stock under the Plan in compliance with applicable securities laws, including (without limitation) the registration requirements of the 1933 Act, then the duration of that offering period shall automatically be extended until the earlier of (a) the first date on which such issuance of Common Stock can be effected in compliance with applicable securities laws, with such date to serve as the final Purchase Date for that offering period, or (b) the expiration of the twenty-seven (27)-month period measured from the start date of that offering period.
D. Each offering period shall consist of a series of one or more successive Purchase Intervals. Except as provided in Section IV.C, Purchase Intervals shall run from the first business day in May each year to the last business day in October of the same year and from the first business day in November each year to the last business day in April of the following year.
E. Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then that offering period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new offering period shall commence on the next business day following such Purchase Date. The new offering period shall have a duration of twenty (24) months (subject to the extension provisions of Section IV.C), unless a shorter duration is established by the Plan Administrator within five (5) business days following the start date of that offering period.
V. ELIGIBILITY
A. Each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date or on any subsequent Quarterly Entry Date within that offering period, provided he or she remains an Eligible Employee on such Quarterly Entry Date (and does not remain enrolled in such offering period on such Quarterly Entry Date by virtue of a prior enrollment in such offering period).
B. Each individual who first becomes an Eligible Employee after the start date of an offering period may enter that offering period on any subsequent Quarterly Entry Date within that offering period on which he or she is an Eligible Employee (provided he or she does not remain enrolled in such offering period on such Quarterly Entry Date by virtue of a prior enrollment in such offering period).
C. Each entity that becomes a U.S. Corporate Affiliate after November 11, 2010 shall automatically become a Participating Corporation effective as of the first Quarterly Entry Date coincident with or next following the date on which it becomes such an affiliate, unless the Plan Administrator determines otherwise prior to such first Quarterly Entry Date. Each entity that becomes a non-U.S. Corporate Affiliate after November 11, 2010 and is designated by the Plan Administrator to become a Participating Corporation shall become a Participating Corporation effective as of the first Quarterly Entry Date coincident with or next following the date on which the Plan Administrator makes such designation.
D. The date on which an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period; provided however that if an individual Withdraws from an offering period and then reenrolls in the same offering period, his or her Entry Date will be the subsequent date on which the individual reenrolls in the offering period with respect to payroll deductions on or following such reenrollment in such offering period.
E. To participate in the Plan for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designated representative) prior to the applicable Entry Date.
VI. PAYROLL DEDUCTIONS
A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Cash Earnings paid to the Participant during each Purchase Interval within that offering period, up to a maximum of fifteen percent (15%) of Cash Earnings during such offering period, in the aggregate. The deduction rate so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:
(i) The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction by filing the appropriate form with the Plan Administrator. The reduced rate shall become effective on the first pay day of the month following the month in which such form is filed or, if later, the first pay day that is at least seven days after the date on which such form is filed, and there shall be no limit on the number of such reductions a Participant may effect during a Purchase Interval. If at any time during a Purchase Interval a Participant reduces his or her rate of payroll deduction to zero percent (0%), then such Participant shall be deemed to Withdraw from the Plan in accordance with and subject to Section VII.F and all amounts previously deducted from such Participant’s payroll during such Purchase Interval shall be promptly refunded to the Participant in accordance with Section VII.F.(i).
(ii) The Participant may not increase the payroll deduction rate to be in effect for an offering period at any time after the start of that offering period, provided, however, that if a Participant Withdraws from an offering period and later reenrolls in that same offering period in accordance with Section VII.F, the Participant can reenroll in such manner with a higher (or lower) payroll deduction rate than that applicable to the original enrollment. If the Participant does not Withdraw from an offering period, then the Participant can only increase his or her rate of payroll deduction for a subsequent offering period (if any) by filing the appropriate form with the Plan Administrator prior to the start of such offering period (if any), and any such increased rate (which may not exceed the fifteen percent (15%) maximum) shall become effective with the start date of that offering period.
B. Payroll deductions shall begin on the first pay day following the Participant’s applicable Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.
C. Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.
D. Other than as set forth in Section VIII.B.(ii), the Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.
VII. PURCHASE RIGHTS
A. Grant of Purchase Right. A Participant shall be granted a separate purchase right for each offering period in which he or she participates; provided, however, that if a Participant Withdraws from an offering period and then reenrolls in that same offering period, that Participant shall be granted a new purchase right for that offering period on the subsequent Entry Date. The purchase right shall be granted on the applicable Entry Date and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such offering period (or, if such enrollment occurs on or after the commencement of the last Purchase Interval in an offering period, in one installment), upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.
Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.
B. Exercise of the Purchase Right. Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.
C. Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within the offering period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the applicable Entry Date into such offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the applicable purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 9,000 shares (36,000 shares per twenty-four (24)-month offering period), subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants in this Plan and the International Plan on any one Purchase Date in any offering period beginning on or after October 30, 2008 shall not exceed 4,000,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants on each Purchase Date during that offering period.
E. Excess Payroll Deductions. To the extent payroll deductions cannot be applied to the purchase of whole shares of Common Stock on any Purchase Date, those payroll deductions shall be promptly refunded, unless the Plan Administrator determines that such deductions are to be applied to the purchase of fractional shares of Common Stock on each Purchase Date within the offering period. Any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in total by all Participants on such Purchase Date shall be promptly refunded.
F. Withdrawal from Plan/Termination of Purchase Right: The following provisions shall govern the withdrawal or the termination of outstanding purchase rights:
(i) A Participant may, at any time prior to the next scheduled Purchase Date in the offering period, withdraw from the Plan (“Withdraw”) whether by means of reducing payroll deductions to zero percent (0%) or expressly Withdrawing from the Plan (each, a “Withdrawal”), in either case, by filing the appropriate form with the Plan Administrator (or its designated representative), and no further payroll deductions shall be collected from the Participant with respect to the offering period in which such Withdrawal occurs unless and until such Participant reenrolls in that offering period in accordance with Section VII.F.(ii). Any Participant who Withdraws from the Plan shall receive a prompt refund of amounts deducted from such Participant’s payroll during the Purchase Interval in which the Withdrawal occurs. For all purposes of the Plan, the Withdrawal will be deemed to occur on the date on which the Participant files the appropriate form with the Plan Administrator (or its designated representative).
(ii) If a Participant Withdraws from the Plan, the Participant may reenroll in the Plan effective as of any Quarterly Entry Date that follows such Withdrawal in the offering period in which such Withdrawal occurs, or in any subsequent offering period. To resume participation in the Plan, such individual must reenroll in the Plan (by making a timely filing of the prescribed enrollment forms). If a Participant reenrolls in the offering period during which he or she withdrew from the Plan, the Quarterly Entry Date on which the Participant reenrolls in the Plan will be the Participant’s new Entry Date in such offering period, and the Fair Market Value per share of Common Stock on that new Entry Date will be used to determine the maximum purchase price per share for any shares acquired by such Participant in that offering period subsequent to such Entry Date.
(iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status, and including a change in employment to an entity that is not a

Participating Corporation) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Interval in which the purchase right so terminates shall be promptly refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day prior to the Purchase Date for the Purchase Interval in which such leave commences, to elect (a) to Withdraw from the Plan in accordance with and subject to Section VII.F and promptly be refunded amounts deducted from such Participant’s payroll during the Purchase Interval in which the Withdrawal occurs or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. Participants who take a leave of absence and do not formally Withdraw from the Plan shall be considered to remain enrolled in the offering period in which they take such leave unless and until such Participant withdraws from the Plan. If the Participant fails to make an election, as a default the Corporation will apply such funds to the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (x) within three months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant had reemployment rights with the Corporation provided by either statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant Withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable time period set forth in (x) or (y) above shall be deemed to Withdraw from the Plan upon the expiration of such applicable time period and shall be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly reenroll in the Plan (by making a timely filing of the prescribed enrollment forms).
G. Change in Control. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Purchase Interval in which such Change in Control occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the applicable Entry Date into the offering period in which such Change in Control occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Change in Control. The applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants in this Plan and the International Plan.
The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Change in Control to all Participants, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.
H. Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the total number of shares then available for issuance under this Plan and the International Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.
I. Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

J. Shareholder Rights. A Participant shall have no shareholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.
VIII. ACCRUAL LIMITATIONS
A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.
B. For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:
(i) The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period in which such right remains outstanding.
(ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.
C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions that the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.
D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.
IX. EFFECTIVE DATE AND TERM OF THE PLAN
A. The Plan was originally adopted by the Board on February 3, 1998 and became effective at the Effective Time. This amendment and restatement was adopted by the Board on November 11, 2010 and shall become effective immediately following the close of the Purchase Interval ending on April 29, 2011. In no event, however, shall any payroll deductions be collected or purchase rights be exercised, and no shares of Common Stock shall be issued, pursuant to this Plan unless the Corporation is at the time in compliance with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on an appropriate and effective registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.
B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in April 2018, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.
X. AMENDMENT/TERMINATION OF THE PLAN
A. The Board may alter, amend, suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval.
B. In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation’s shareholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) modify the eligibility requirements for participation in the Plan.
XI. GENERAL PROVISIONS
A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.
B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.
C. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.
D. The Corporation and each Participating Corporation shall have the right to take whatever steps the Plan Administrator deems necessary or appropriate to comply with all applicable federal, state, local and employment tax withholding requirements, and the Corporation’s obligations to deliver shares under this Plan shall be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, the Corporation and each Participating Corporation shall have the right to withhold taxes from any other compensation or other amounts that it may owe to the Participant, or to require the Participant to pay to the Corporation or the Participating Corporation the amount of any taxes that the Corporation or the Participating Corporation may be required to withhold with respect to such shares. In this connection, the Plan Administrator may require the Participant to notify the Plan Administrator, the Corporation or a Participating Corporation before the Participant sells or otherwise disposes of any shares acquired under the Plan.

Schedule A
Corporations Participating in Employee Stock Purchase Plan
As of November 11, 2010
Broadcom Corporation

APPENDIX
The following definitions shall be in effect under the Plan:
A. Board shall mean the Corporation’s Board of Directors.
B. Cash Earnings shall mean the base salary payable to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan. Such Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Cash Earnings shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions deducted from such Cash Earnings) made by the Corporation or any Corporate Affiliate on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established.
C. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:
(i) a shareholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or
(ii) a shareholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation, or
(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders or pursuant to a private transaction or series of transactions with one or more of the Corporation’s shareholders.
D. Code shall mean the Internal Revenue Code of 1986, as amended.
E. Common Stock shall mean the Corporation’s Class A common stock.
F. Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.
G. Corporation shall mean Broadcom Corporation, a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Broadcom Corporation that shall by appropriate action adopt the Plan.
H. Effective Time shall mean the time at which the Underwriting Agreement was executed and the Common Stock priced for the initial public offering.

I. Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).
J. Entry Date shall mean the date on which an Eligible Employee first commences participation in the offering period in effect under the Plan in accordance with the terms of the Plan, provided, however, that if an Eligible Employee Withdraws and reenrolls in the offering period from which the Participant withdrew, the date on which he or she reenrolls in such offering period shall instead be his or her Entry Date with respect to any payroll dates occurring during such offering period and upon or subsequent to such reenrollment. The earliest Entry Date under the Plan shall be the Effective Time.
K. ESPP Brokerage Account shall mean the brokerage account established at a Corporation-designated brokerage firm, which the Corporation shall establish for each Participant.
L. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
(i) If the Common Stock is at the time traded on the Nasdaq Global Select Market (or the Nasdaq Global Market), then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e. before after-hours trading begins) on the Nasdaq Global Select Market (or the Nasdaq Global Market) on the date in question, as such price is reported by the Nasdaq Global Select Market (or the Nasdaq Global Market) either as reported on the Nasdaq website (www.nasdaq.com), or otherwise. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
(ii) If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e. before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
M. International Plan shall mean the Broadcom Corporation 2007 International Employee Stock Purchase Plan.
N. 1933 Act shall mean the Securities Act of 1933, as amended.
O. Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.
P. Participating Corporation shall mean the Corporation, its U.S. Corporate Affiliates (except to the extent determined otherwise by the Plan Administrator) and such non-U.S. Corporate Affiliates as designated by the Plan Administrator. The Participating Corporations in the Plan as of November 11, 2009 are listed in attached Schedule A.
Q. Plan shall mean the Corporation’s 1998 Employee Stock Purchase Plan, as set forth in this document and as may be amended from time to time.

R. Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.
S. Purchase Date shall mean the last business day of each Purchase Interval.
T. Purchase Interval shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.
U. Quarterly Entry Date shall mean the first business day in February, May, August and November each year on which an Eligible Employee may enter an offering period.
V. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.
W. Underwriting Agreement shall mean the agreement between the Corporation and the underwriter or underwriters managing the initial public offering of the Common Stock.